Exhibit 99.1

Press Release

SOURCE: Secured Diversified Investment, Ltd.

Secured Diversified Investment, Ltd. Acquires Controlling Interest in Las Vegas Retail Center

Newport Beach, CA   May 26, 2004 -- Secured Diversified Investment, Ltd.
(OTC Bulletin Board: SCDI), a diversified real estate holding and financial services company, today announced that the company has acquired the controlling interest in "The Cannery West Specialty Retail Center" (an entire city block), located at 3475 East Flamingo Road Las Vegas, Nevada.

On May 14, 2004, the Company and Denver Fund l, Ltd. consummated an agreement with Iomega Investments, Ltd. for The Cannery retail shopping center, located on Flamingo Road in Las Vegas, Nevada.

"The acquisition was made possible by William Biddle, Vice-President of Business Development and Acquisitions for Secured Diversified Investment, Ltd., who used creative structuring to resolve a number of seller's problems, including default on existing second mortgage," stated CEO Cliff Strand.

The Cannery is located on approximately 3.4 acres and has approximately 37,000 sq. ft of retail space.

 "We believe that The Cannery is a substantial opportunity to increase value by increasing and stabilizing occupancy," added Strand.

Secured Diversified Investment, Ltd will deliver 250,000 shares of the Company's Series C Preferred Stock (valued between the parties at $3.00 per share) and a two-year Promissory note in the principal amount of approximately $155,000 bearing interest at an annual rate of 7%. The principal amount of the note is payable $50,000 at the six month anniversary, $50,000 at the 12 month anniversary and the remainder at maturity.

Pursuant to the lease agreement, the Company and Denver Fund I are entitled to receive all lease payments from tenants. The lease/option agreement provides that the Company and Denver Fund I will acquire the property for
$5,950,000.   The Cannery was appraised for $7,150,000 in December 2001.

About Secured Diversified Investment, Ltd.

Secured Diversified Investment, Ltd. is a diversified real estate holding and financial services company. The Company diversifies by industry segment and geographically by acquiring and owning / managing office buildings, shopping centers, hotels, apartment buildings and self storage buildings in various markets in the Western United States. The company estimates that the net fair market value of its portfolio to be approximately $5.0 million.


The Company intends to build a portfolio of income generating assets that will be, as a whole, less sensitive to economic downturns in any particular region of the United States or in any particular industry. Presently, the focus is on acquiring properties valued in the $5-20 million range.
Note: Certain statements in this news release may contain "forward looking" information within the meaning of rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. There can be no assurance that such forward-looking statements will be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:
Mark Taggatz
Investor & Media Relations
Tel: 909-244-2828
email: taggatz@earthlink.net


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